Exhibit 99.1

FOR IMMEDIATE RELEASE

Red Rock Resorts Announces Permanent Closure of Properties

Three Currently-Closed Properties will be Repositioned for Land Sale

LAS VEGAS (July 15, 2022) – Red Rock Resorts, Inc. (“Red Rock Resorts,” “we” or the “Company”) announced today that it has decided to permanently close its Texas Station, Fiesta Rancho, and Fiesta Henderson properties, which have been closed since the beginning of the pandemic. The facilities at these properties (other than the ice rink at Fiesta Rancho, which will remain open) will be demolished to reposition the land for sale.

“These properties have been an important part of our business over many years, so it is not without sadness that we announce these permanent closures. We would like to recognize and thank our former Team Members who worked at these properties for making them a place where our guests always felt welcome. We are pleased that approximately one-third of the Team Members from each of these three properties are already working at another Station Casinos property, and we hope that number will grow. We also want to thank our loyal guests for their support,” said Scott Kreeger, President of Station Casinos. Kreeger added, “While the decision was difficult, throughout our 46-year history, Station Casinos has adapted and grown with the Las Vegas valley. This action will enable the Company to continue reinvesting in our open properties and move more quickly to develop and deliver the next generation of Station Casinos resorts to the residents and visitors of North Las Vegas, Henderson, and the rest of the Las Vegas valley. This strategic focus will create new and exciting amenities for our customers and job opportunities for our valued Team Members and the community.”

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About Red Rock Resorts:

Red Rock Resorts is a holding company that owns an indirect equity interest in and manages Station Casinos LLC (“Station Casinos”). Station Casinos is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station Casinos’ properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station Casinos also owns Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel and Fiesta Henderson Casino Hotel, which have been closed since March 2020, and owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Casino & Lanes and The Greens.

Media:

Michael J. Britt

Michael.Britt@redrockresorts.com

(702) 495-3693